UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 13, 2018
Cambium Learning Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34575	27-0587428
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17855 Dallas Parkway, Suite 400, Dallas, Texas	75287
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (888) 399-1995
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On May 13, 2018, Cambium Learning Group, Inc., a Delaware Corporation (the “Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Edcity Holding Inc., a Florida corporation (“Edcity”), VSS VKidZ LLC, a Delaware limited liability company (“VSS VKidZ”, and together with Edcity, the “Sellers,” and each a “Seller”), VKidz Holdings Inc., a Delaware corporation (“VKidz”), and VSS VKidZ LLC, solely in its capacity as Representative, pursuant to which the Company agreed, on the terms and subject to the conditions stated therein, to acquire from the Sellers all of the issued and outstanding capital stock of VKidz (the “Acquisition Transaction”).
Pursuant to the Stock Purchase Agreement, the Company has agreed to issue, at the closing thereof, as consideration an aggregate of 6,742,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to the Sellers (the “Equity Consideration”), of which 4,045,200 shares of the Common Stock will be issued to VSS VKidZ, and 2,696,800 shares of the Common Stock will be issued to Edcity. The number of shares of Common Stock comprising the Equity Consideration is subject to certain adjustments as set forth in the Stock Purchase Agreement, including, without limitation, an upward or downward adjustment for closing working capital, subject to a collar, depending on whether the closing working capital is greater than or less than an agreed target amount, and reductions for certain transaction expenses, including employee retention expenses. The number of shares of Common Stock comprising the Equity Consideration will be reduced for payments to be made by the Company to the holders of VKidz’s in-the-money stock options that are outstanding immediately prior to the closing date of the Acquisition Transaction. All other outstanding stock options of VKidz will be forfeited immediately prior to the consummation of the Acquisition Transaction. In the event the Equity Consideration is to be increased as a result of an upward working capital adjustment, the Company may elect, in its sole discretion, to pay such increased amount to the Sellers in cash instead of Common Stock. In addition, the Company has agreed to repay VKidz’s indebtedness that is outstanding as of the closing date of the Acquisition Transaction.
The representations, warranties and covenants of the Sellers contained in the Stock Purchase Agreement have been made solely for the benefit of the Company, and the representations, warranties and covenants of the Company have been made solely for the benefit of the Sellers and VKidz.  In addition, such representations, warranties and covenants (i) have been made only for purposes of the Stock Purchase Agreement, (ii) are intended to be qualified by confidential disclosures to be made to the other parties in connection with the Stock Purchase Agreement, (iii) are subject to materiality qualifications contained in the Stock Purchase Agreement which may differ from what may be viewed as material by investors, (iv) were made as of the date of the Stock Purchase Agreement, the closing date or such other date as is specified in the Stock Purchase Agreement and (v) have been included in the Stock Purchase Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts.  Accordingly, the Stock Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Stock Purchase Agreement, and not to provide investors with any other factual information regarding the Sellers or VKidz’s business. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of VKidz or the Sellers. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Stock Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Annual Reports on Form 10-K, Quarterly Reports on Forms 10-Q and other documents that the Company files with the United States Securities and Exchange Commission (the “Commission”). Edcity agreed to an employee and customer/supplier non-solicitation covenant and a non-competition covenant for five and three years post-closing, respectively, and each of the Sellers agreed to a post-closing confidentiality covenant.
The consummation of the Acquisition Transaction by the Company is subject to certain conditions, including, among others, (i) consummation of a Company Change of Control Transaction (as defined below), (ii) the receipt of all third party consents, if any, and (iii) no occurrence of a material adverse effect on VKidz or its business or VKidz’s or the Sellers’ ability to consummate the Acquisition Transaction. A “Company Change of Control Transaction” is generally defined as a business combination transaction involving the Company or its capital stock, as a result of which VSS Fund IV (as defined below) ceases to own a majority of the outstanding capital stock of the Company, or a sale of all or substantially all of the consolidated assets of the Company and its subsidiaries. The consummation of the Acquisition Transaction by the Sellers is subject to certain conditions, including, among others, (i) the Company obtaining a representation and warranty insurance policy covering certain of the Sellers’ indemnification obligations under the Stock Purchase Agreement, and (ii) if a Company Change of Control Transaction occurs, then at least 75% of the consideration must consist of cash or marketable securities.
Each party’s obligation to consummate the Acquisition Transaction pursuant to the terms set forth in the Stock Purchase Agreement is also subject to (i) the absence of any governmental order or law prohibiting or restraining the transactions contemplated by the Stock Purchase Agreement or certain other agreements named therein, (ii) the accuracy of each other party’s representations and warranties contained in the Stock Purchase Agreement (subject to customary materiality standards), (iii) each other party’s compliance in all material respects with its obligations and covenants under the Stock Purchase Agreement, and (iv) if applicable, the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended. Each party has agreed to take all such actions are as reasonably requested by the other to consummate the transactions contemplated by the Stock Purchase Agreement.
The Stock Purchase Agreement may be terminated by the Company or the Sellers subject to certain qualifications as set forth therein, including, but not limited to, (i) by the Company, if it determines that consummation of the Acquisition Transaction would interfere in any way with the consummation of a Company Change of Control Transaction, (ii) by the Company, if it is not satisfied with the disclosure schedules it receives from the Sellers by June 4, 2018, (iii) by mutual written consent of the Sellers and the Company, (iv) by either party, if it determines the other party has materially breached any of its representations, warranties or covenants contained in the Stock Purchase Agreement, such that the applicable conditions to closing would not be satisfied (subject to notice and cure rights), and (v) by either the Company or Sellers, if the consummation of the Acquisition Transaction has not occurred by February 28, 2019 (subject to certain exceptions). If the Acquisition Transaction is not consummated by February 28, 2019, and the Company chooses to terminate the Stock Purchase Agreement, or the Company terminates the Stock Purchase Agreement pursuant to clause (i) above, then the Company would be obligated to reimburse VKidz for up to $300,000 in transaction expenses, and to pay Edcity a termination fee in the amount of $400,000.
The Stock Purchase Agreement includes indemnification of the Company and its affiliates and, if applicable, their respective officers, directors, employees, agents and representatives and any person claiming by or through any of them, by the Sellers, and indemnification of the Sellers and their respective affiliates and, if applicable, their respective officers, directors, partners, members, managers, employees, agents and representatives, and any persons claiming by or through any of them, in each case, for losses arising from breaches of representations or warranties or covenants in the Stock Purchase Agreement and certain of the other transaction documents, and for certain other liabilities, subject to specified limitations.
The Company intends to purchase representation and warranty insurance (the “R&W Insurance Policy”) to provide coverage for certain breaches of representations and warranties of the Sellers contained in the Stock Purchase Agreement, which will be subject to certain exclusions, deductibles, and other terms and conditions set forth therein. At the closing of the Acquisition Transaction, fifty percent of the initial R&W Insurance Policy retention amount will be placed in an escrow account for 12 months from the closing date of the Acquisition Transaction, and will be available to compensate the Company for any damages it may incur as a result of certain indemnified matters.
Certain investment funds affiliated with Veronis Suhler Stevenson (“VSS”), commonly known as VSS Communication Partners IV, L.P., and related funds (collectively, “VSS Fund IV”) own approximately 69% of the Common Stock. Certain other funds affiliated with VSS, commonly known as VSS Structured Capital Fund III, L.P., own approximately 60% of VKidz’s outstanding equity interests. Additionally, two members of the Company’s board of directors (the “Board”) are employees of VSS. Due to the relationship between VSS and both the Company and VKidz, the Board formed a Special Committee composed entirely of independent and disinterested directors to evaluate certain aspects of the Acquisition Transaction. The Special Committee and the Audit Committee of the Board both unanimously issued their approvals in accordance with their respective mandate and charter.
The foregoing description of the Stock Purchase Agreement is not complete and is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1.
Item 3.02 Unregistered Sales of Equity Securities.
Reference is made to the disclosure set forth in Item 1.01 above as to the Equity Consideration to be issued to the Sellers under the Stock Purchase Agreement. All shares to be issued pursuant to the Stock Purchase Agreement will be issued in a private placement and without registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Stock Purchase Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cambium Learning Group, Inc.

May 17, 2018	/s/ Barbara Benson
Name: Barbara Benson
Title: Chief Financial Officer